Exhibit 99.1

Media contact:	Investor Relations contact:
Alison von Puschendorf	Mark F. Pomerleau
tel (203) 461-7592	tel (203) 461-7616

MeadWestvaco Appoints Timothy H. Powers to Board of Directors

STAMFORD, CONN., January 24, 2006 - MeadWestvaco Corporation (NYSE: MWV) today announced Timothy H. Powers, chairman, president and chief executive officer of Hubbell, Inc., has been appointed to the company’s Board of Directors, effective January 24, 2006.

At Hubbell, an international manufacturer of electrical and electronic products for commercial, industrial, residential, utility, and telecommunications markets, Mr. Powers was appointed as president and chief executive officer in 2001, and subsequently elected chairman of the Board of Directors in 2004. He joined Hubbell’s senior management in 1998 as senior vice president and chief financial officer. Prior to joining Hubbell, Mr. Powers held senior positions in finance and business development with ABB, Inc., and BBC Brown Boveri, Inc.

“We are very pleased to welcome Tim to the MeadWestvaco board,” said John A. Luke, Jr., chairman and chief executive officer of MeadWestvaco. “His extensive experience and insight will further strengthen our Board, and the company as a whole, as we strive for global leadership in packaging and packaging solutions.”

Mr. Powers serves as chairman of the National Electrical Manufacturers Association and IDEA, an organization that sets the standards for the electrical industry.

He holds a Master of Business Administration degree from John Carroll University and a Bachelor of Arts degree from Wittenburg University.

MeadWestvaco, headquartered in Stamford, Conn., is a global packaging company that delivers high-value packaging solutions and products to the world’s most recognized companies in the food and beverage, media and entertainment, personal care, cosmetic and healthcare industries. The company also has market-leading positions in its Consumer & Office Products, Specialty Chemicals and Specialty Papers businesses. MeadWestvaco, with operations in more than 29 countries, has been selected for the Dow Jones Sustainability Indexes, and manages all of its forestlands in accordance with internationally recognized forest certification standards. For more information, please visit www.meadwestvaco.com.